Exhibit 99.1

MAVERICK INVESTMENT CORP.
# 1000-355 Burrard Street
Vancouver, B.C. V6C 2G8
604-608-6168

July 30, 2006

Capital Mineral Investors, Inc.
c/o 9217 Pavilion Place
Mission, B.C.
V2V 6X6

Attention: Jerry Dibble, President

Re: Option Agreement dated May 31, 2006 between Capital Mineral Investors, Inc. ("CMI")
and Maverick Investment Corp. ("Maverick") regarding 71 claim cells and 14 claims lots in Quebec, Canada (the "Dibble Option Agreement")

Under the Dibble Option Agreement dated May 31, 2006 between CMI & Maverick, CMI is required to pay to Maverick $30,000 on or before July 31, 2006. Maverick hereby agrees to extend the time period for this payment to December 31, 2006. There is no interest and no fees that become payable as a result of this extension.

Yours truly,

MAVERICK INVESTMENT CORP.

/s/ "Patrick O'Brien"

Patrick O'Brien
President